Exhibit 10.3

SECOND AMENDMENT TO THE

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment (this “Amendment”), dated as of October 11, 2019 by and between LIFETIME BRANDS, INC., a Delaware Corporation (the “Company”) and JEFFREY SIEGEL (the “Executive”) shall become effective as of January 1, 2019 (the “Second Amendment Effective Date”) and further amends the Third Amended and Restated Employment Agreement, dated as of January 12, 2017, which was last amended on November 8, 2017 (the “Employment Agreement”) between the Company and the Executive. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS, the Company and the Executive have agreed upon certain changes to the Employment Agreement; and

WHEREAS, pursuant to Section 8(g) of the Employment Agreement, the Company and the Executive wish to amend the Employment Agreement as of the Second Amendment Effective Date to provide for these revised contractual terms;

NOW, THEREFORE, in consideration of Executive’s continued employment with the Company and other good and sufficient consideration set forth herein, the Company and the Executive hereby agree as follows:

1. Section 4 of the Employment Agreement shall be amended as of the Second Amendment Effective Date to delete the first paragraph of Section 4(b) in its entirety and to delete Section 4(b)(i) in its entirety and replace each of the foregoing sections with the following:

“(b) Annual Bonuses. For each year during the Term commencing with the year ending December 31, 2019, the Executive shall receive an “Annual Adjusted EBITDA Performance Bonus” and an “Annual Individual Goal Bonus” determined as follows:

(i) Annual Adjusted EBITDA Performance Bonus. The Compensation Committee of the Board (the “Compensation Committee”) shall prepare and deliver to the Executive within 90 days following the beginning of each year during the Term commencing with the year ending December 31, 2019 an Adjusted EBITDA Performance Bonus Table (the “Adjusted EBITDA Performance Bonus Table”) for such year under which (A) the Adjusted EBITDA (as defined below) to be achieved by the Employer for the Executive to obtain 100% of the Adjusted EBITDA Target Bonus shall be based on the annual budget for such year prepared by the management of the Employer and approved by the Board and (B) the “Adjusted EBITDA Target Bonus” shall be 100% of the Base Salary payable to the Executive for such year. The threshold Adjusted EBITDA for such year shall be 84% of the target Adjusted EBITDA for such year which, if achieved, would entitle the Executive to receive 50% of the Adjusted EBITDA Target Bonus for such year consistent with the Adjusted EBITDA Performance Bonus Table for such year. The maximum Adjusted EBITDA for such year shall be 132% of the target Adjusted EBITDA for such year which, if achieved, would entitle the Executive to receive 200% of the Adjusted EBITDA Target Bonus for such year, consistent with the Adjusted EBITDA Performance Bonus Table for such year. The Executive shall be entitled to receive the sliding scale percentages of the Adjusted EBITDA

Target Bonus set forth in the Adjusted EBITDA Performance Table based upon the Adjusted EBITDA being more than the threshold Adjusted EBITDA but less than the target Adjusted EBITDA, or more than the target Adjusted EBITDA but less than the maximum Adjusted EBITDA.

Notwithstanding anything to the contrary contained in this Agreement, the Annual Adjusted EBITDA Performance Bonus for any such year will be zero if the Adjusted EBITDA achieved by the Employer for such year is less than the threshold Adjusted EBITDA for such year, and in no event will an Annual Adjusted EBITDA Performance Bonus for such year be more than 200% of the Adjusted EBITDA Target Bonus for such year even if the Adjusted EBITDA achieved by the Employer for such year exceeds the maximum Adjusted EBITDA for such year.

The Employer shall pay in each of the immediate following years to the Executive the Adjusted EBITDA Performance Bonus earned by the Executive for such preceding year within ten days of the Employer filing its Annual Report on Form 10-K for such preceding year with the Securities and Exchange Commission; provided, however if the date established by the Internal Revenue Service (the “IRS Payment Date”) by which such payment must be made in order for the Employer to deduct the amount of the Adjusted EBITDA Performance Bonus for such year is earlier, the Employer shall pay, (i) if the Employer can determine such amount by the IRS Payment Date, such amount prior to the IRS Payment date or (ii) if the Employer cannot determine such amount by the IRS Payment Date, 90% of the Employer’s good faith estimate of such amount by the IRS Payment Date and the balance, if any, as soon thereafter as the Employer can determine such amount. If, however, 90% of the Employer’s good faith estimate of such amount is more than the Adjusted EBITDA Performance Bonus for such year, the Executive shall promptly return such excess to the Employer as soon as the Employer shall notify the Executive of the amount of such excess.

The bonuses payable by the Employer to the Executive pursuant to this clause (i) shall be awarded under and subject to the terms of the Employer’s 2000 Incentive Bonus Compensation Plan or any successor plan (the “Plan”); provided, however, if the Employer shall determine that such bonuses would not qualify under the terms of the Plan, the Employer shall use its best efforts to amend the Plan so that such bonuses would qualify under the terms of the Plan; provided further, however, if the Employer is unable to so amend the Plan, the Employer shall enter into another financial arrangement with the Executive to provide the Executive with the same economic benefit, on an after-tax basis, as the Executive would have received if such bonuses had qualified under the terms of the Plan.

For purposes of this Agreement, the term “Adjusted EBITDA”, as it applies to any particular year, means that amount for such year equal to the Employer’s Earnings before Interest, Taxes, Depreciation, and Amortization, as determined by the Employer and derived from the Employer’s audited financial statements, subject to such modifications as are set forth in the Annual Adjusted EBITDA Performance Bonus Table for such year.

If the Executive’s employment is terminated on or prior to June 30 of a calendar year (w) by the Employer for any reason other than Cause, (x) by the Executive for Good Reason, (y) by the Employer or the Executive due to the Executive’s Disability, or (z) by reason of the Executive’s death, any Annual Adjusted EBITDA Performance Bonus with respect to such year payable to the Executive or his estate, as the case may be, accrued to the date of termination of the Executive’s employment shall be that amount equal to (1) the amount of the Annual Adjusted EBITDA Performance Bonus that would have been payable to the Executive if the Executive’s employment had not been terminated during the year times (2) a fraction the numerator of which is the number of months elapsed during the year up to and including the month of termination of the Executive’s employment and the denominator of which is 12.

If the Executive’s employment is terminated on or following July 1 of a calendar year (w) by the Employer for any reason other than Cause, (x) by the Executive for Good Reason, (y) by the Employer or the Executive due to the Executive’s Disability, or (z) by reason of the Executive’s death, any Annual Adjusted EBITDA Performance Bonus with respect to such year payable to the Executive or his estate, as the case may be, accrued to the date of termination of the Executive’s employment shall be that amount equal to the amount of the Annual Adjusted EBITDA Performance Bonus that would have been payable to the Executive with respect to such year if the Executive’s employment had not been terminated during the year (without proration).”

2. As of the Second Amendment Effective Date, each reference to “Annual Adjusted IBIT Performance Bonus” throughout the Employment Agreement shall be deleted and replaced with the following: “Annual Adjusted EBITDA Performance Bonus.”

3. The Employment Agreement, as amended by this Second Amendment, constitutes the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to the subject matter of this Second Amendment are superseded by this Second Amendment.

4. Except as expressly amended hereby, all the terms, conditions, and provisions of the Employment Agreement, as amended, shall remain in full force and effect. This Second Amendment shall form a part of the Employment Agreement for all purposes.

5. This Second Amendment may be executed in counterparts and by facsimile or other electronic means, including by portable document format (PDF), each of which shall be deemed to have the same legal effect as an original and together shall constitute one and the same instrument.

6. The Company represents and warrants that it has the full power and authority to enter into this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

LIFETIME BRANDS, INC.

By: /s/ Robert B. Kay
Name: Robert B. Kay
Title: CEO

EXECUTIVE

/s/ Jeffrey Siegel
Jeffrey Siegel

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